SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934


                 Date of earliest event reported: January 18, 2000


                          Stockgroup.Com Holdings, Inc.
             (Exact name of registrant as specified in its charter)


       Colorado                  000-23687                    84-1379282
 (State of Incorporation)   (Commission File Number)    (IRS Identification No.)


     500-750 W. Pender Street, Vancouver, British Columbia, Canada V6C 2T7
               (Address of principal executive offices)(Zip Code)


                                 (604) 331-0995
              (Registrant's telephone number, including area code)


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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events.

     On January 18, 2000, the Company entered into a contract in Singapore which expands the Company's operation into Asia and entails the development of an enterprise financial site for Asia Exchange Information Service Pte Ltd. (AsiaXIS). AsiaXIS was formed through a joint partnership of Form Holdings Ltd. (FORM.SP - Bloomberg), SMB United Limited (SMBU.SP) and Stockgroup.com Holdings Inc. (OTC-BB:SWEB). Both Form Holdings Ltd. and SMB United are publicly traded on the Singapore Stock Exchange. SMB United Limited has annual sales in excess of Singapore$77 million and net income in excess of Singapore$8.2MM. Form Holdings recently underwent a restructuring during which George Thia, the former managing director for Merrill Lynch International Bank Ltd. (SEA), was appointed CEO. Form is now diversifying into financial information companies. Form and SMB will each respectively contribute US$565,000 for founding ownership stakes in AsiaXIS of 28.2%. The balance of the founder's equity in AsiaXIS will be held by its managing directors.

     Under the terms of the agreement, Stockgroup.com will receive approximately US$1,500,000 for development and upgrade of the initial site in Singapore. The agreement also provides for AsiaXIS to develop 13 additional financial enterprise sites throughout Asia, Australia and New Zealand. The Company will be paid a licensing fee for its technology, a development fee for building and customizing each additional financial enterprise site, ongoing maintenance and support fees and royalties for each of the markets that AsiaXIS enters. The Company has also secured access to the content that will be created by AsiaXIS in its international news development. As part of the contract, Stockgroup.com has agreed to acquire an equity position of 19.4% in AsiaXIS for US$500,000.

     AsiaXIS's first Web site will be dedicated to the coverage of the Stock Exchange of Singapore. Over the course of the next 18 months, AsiaXIS will expand its coverage of other major stock markets to include such markets as Hong Kong, Taipei and Tokyo.


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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Stockgroup.com Holdings, Inc.
                                                 (Registrant)

Dated:  February 15, 2000          By:      /s/  Marcus A. New
                                        --------------------------------------
                                        Marcus A. New, Chief Executive Officer